Exhibit 99.3

UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION

We have derived the following unaudited combined condensed pro forma financial information by applying pro forma adjustments to the historical consolidated financial statements of SolarWinds, Inc. (“SolarWinds”) included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on February 24, 2010. For purposes of the presentation of the Unaudited Condensed Combined Pro Forma Balance Sheet, the adjustments were reflected as of December 31, 2009. The Unaudited Combined Condensed Pro Forma Statement of Income, as adjusted, gives pro forma effect to the acquisition of Tek-Tools, Inc. (“Tek-Tools”) as if the acquisition occurred on January 1, 2009. We collectively refer to the adjustments relating to the Tek-Tools acquisition as the “Acquisition Adjustments.” We have described the adjustments, which are directly attributable to the transaction and assumptions that management believes to be reasonable, in the accompanying notes. The unaudited combined condensed pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the acquisition actually been consummated on the dates indicated and does not purport to be indicative of results of operations as of any future date or for any future period.

On January 26, 2010, we acquired certain of the assets of Tek-Tools for the following: (i) $26.0 million of cash; (ii) 362,138 shares of our common stock with a value of approximately $7.4 million based on the closing price of our common stock as reported on the New York Stock Exchange on January 26, 2010; (iii) $2.0 million of cash and 90,535 shares of our common stock with a value of approximately $1.8 million based on the closing price of our common stock on January 26, 2010, each being held in escrow as security for breaches of representations and warranties, covenants and certain other expressly enumerated matters by Tek-Tools and its stockholders; (iv) $2.0 million of cash being withheld to be paid upon the achievement of sales milestones of the acquired business during calendar year 2010; and (v) $2.0 million of cash being withheld to be paid upon the receipt of certain third-party consents. Tek-Tools provided us an immediate product offering of storage and virtualized server infrastructures that was missing from our product offerings and eliminated the normal time to market required to develop a new software product. We accounted for the Tek-Tools acquisition using the purchase method of accounting. We allocated the purchase price to the assets acquired, including intangible assets, and liabilities assumed based on estimated fair values at the date of the acquisition. We estimated the value of assets and liabilities based on purchase price and future intended use. We derived the value of intangible assets from the present value of estimated future benefits from the various intangible assets acquired. Goodwill represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired. As of the date of the Current Report on Form 8-K/A to which this exhibit relates, we have not finalized the valuation studies necessary to arrive at the required estimates of the fair value of the Tek-Tools assets acquired and liabilities assumed and the related allocations of purchase price.

The unaudited combined condensed pro forma financial information is prepared for illustrative purposes only and is not necessarily indicative of or intended to represent the results that would have been achieved had the transactions been consummated as of the date indicated or that may be achieved in the future. The unaudited condensed combined pro forma statement of income does not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.

The unaudited combined condensed pro forma financial information should be read in conjunction with SolarWinds historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on February 24, 2010 and the historical financial statements of Tek-Tools also included in the Current Report on Form 8-K/A to which this exhibit relates.

UNAUDITED COMBINED CONDENSED PRO FORMA BALANCE SHEET

As of December 31, 2009

			Pro Forma
	SolarWinds	Tek-Tools	Acquisition Adjustments		Combined
(In thousands)
Assets

Current Assets
Cash and cash equivalents	$129,788	$509	$(509)	(d1)	$99,788
			(30,000)	(d2)
Accounts receivable	15,786	1,640	(1,640)	(d1)	15,786
Income tax receivable	109	—			109
Deferred taxes	252	—			252
Prepaid income taxes	4,675	—			4,675
Other current assets	2,116	40	(40)	(d1)	2,116

Total current assets	152,726	2,189	(32,189)		122,726

Property and equipment, net	6,406	121	(121)	(d1)	6,406
Debt issuance costs, net	399	—			399
Deferred taxes	2,078	—			2,078
Goodwill	15,444	—	25,090	(d3)	40,534
Intangible assets and other, net	4,417	3	18,118	(d3)	22,671
			136	(d3)
			(3)	(d1)

Total assets	$181,470	$2,313	$11,031		$194,814

Liabilities and Stockholders’ Equity (Deficit)

Liabilities excluding deferred revenue	$53,757	$6,657	$(6,657)	(d1)	$55,500
			1,743	(d3)
Deferred revenue	38,647	4,509	(4,509)	(d1)	41,027
			2,380	(d3)
Stockholders’ equity (deficit)
Common Stock	67	8	(8)	(d4)	67

Additional paid-in capital	123,083	395	(395)	(d4)	132,304
			9,221	(d2)
Accumulated other comprehensive loss	(159)	(3)	3	(d4)	(159)
Accumulated deficit	(33,925)	(9,253)	9,253	(d4)	(33,925)

Total stockholders’ equity (deficit)	89,066	(8,853)	18,074		98,287

Total liabilities and stockholders’ equity (deficit)	$181,470	$2,313	$11,031		$194,814

UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENT OF INCOME

For the Year Ended December 31, 2009

			Pro Forma
(In thousands, except share and per share data)	SolarWinds	Tek-Tools	Acquisition Adjustments		Combined
Net revenue	$116,446	$6,162	$—		$122,608
Cost of revenue	4,860	1,284	1,367	(e1)	7,449
			(62)	(e2)
Sales and marketing	30,548	1,847	(56)	(e2)	32,339
Research and development	11,199	1,670	(85)	(e2)	12,784
General and administrative	26,038	2,913	1,365	(e1)	30,282
			(34)	(e2)
Other income (expense)	(3,896)	4	42	(e3)	(3,850)

Income (loss) before income taxes	39,905	(1,548)	(2,453)		35,904
Provision (benefit) for income taxes	10,396	32	(1,204)	(e4)	9,224

Net income (loss)	$29,509	$(1,580)	$(1,249)		$26,680
Earnings per share available to common stockholders
Basic	$0.58				$0.52
Diluted	$0.52				$0.47
Shares used in computation of per share amounts
Basic	51,042		453	(e5)	51,495
Diluted	56,824		453	(e5)	57,277

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

(a)	The unaudited condensed combined pro forma balance sheet has been adjusted to reflect a preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation included within these unaudited condensed combined pro forma financial statements is based upon a purchase price of approximately $41.0 million. This amount was derived from a combination of cash consideration of $30.0 million and our common shares valued at approximately $9.2 million and contingent consideration of approximately $1.7 million.

For accounting purposes, the total consideration is as follows (in thousands):

Cash	$30,000
Common stock	9,221
Contingent consideration	1,743

$40,964

(b)	We have not completed our assessment of the fair value of assets and liabilities of Tek-Tools and the related business integration plans. The table below represents a preliminary allocation of the total consideration to our tangible and identifiable intangible assets and liabilities based on management’s preliminary estimate of their respective fair values as of the date of the Current Report on Form 8-K/A to which this exhibit relates.

Intangible assets (in thousands):
Developed product technologies	$9,571
Customer relationships	5,330
Trademarks	2,922
Non-competition covenant	295
Goodwill	25,090
Deferred revenue	(2,380)
Other assets	136

Total purchase price	$40,964

Any changes to the initial estimates of fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated goodwill.

(c)	The following table summarizes the allocation of estimated identifiable intangible assets resulting from the acquisition. The resulting fair value is being amortized over the estimated useful life of each identifiable asset.

	Estimated Value	Expected Life	Annual Amortization
	(in thousands, except expected life data)
Additional amortization charges included in cost of revenue:
Developed product technologies	$9,571	7 years	$1,367

Additional amortization charges included in general and administrative expenses:
Customer relationships	$5,330	6 years	$889
Trademarks	2,922	7 years	417
Non-competition covenant	295	5 years	59

Total additional amortization in general and administrative expenses			$1,365

(d)	The unaudited combined condensed pro forma balance sheet has been adjusted to reflect the following:

(d1)	Adjustment to eliminate Tek-Tools assets and liabilities not included in the acquisition.

(d2)	Purchase consideration described in Note (a).

(d3)	Adjustment to record the initial purchase price allocation described in Notes (a) and (b).

(d4)	Adjustment to eliminate Tek-Tools historical common stockholders’ equity (deficit).

(e)	The unaudited combined condensed pro forma statement of income has been adjusted to reflect the following:

(e1)	Adjustment to record additional amortization expense for Tek-Tools acquired identifiable intangible assets for the period January 1, 2009 to December 31, 2009 as if the acquisition occurred on January 1, 2009.

(e2)	Adjustment to eliminate stock based compensation expense from historical Tek-Tools financial statements as previously issued stock options are no longer outstanding.

(e3)	Adjustment to eliminate interest expense related to Note Payable to Shareholder from Tek-Tools results as we did not acquire the Note Payable.

(e4)	Adjustment to reflect the estimated income tax provision of the pro forma combined results. Includes the tax impact of the pro forma acquisition adjustments using the estimated income tax rates applicable to the jurisdictions in which the pro forma acquisition adjustments are expected to be recorded.

(e5)	The issuance of SolarWinds common stock to Tek-Tools stockholders.